EXHIBIT 99.1

  PRG-SCHULTZ ELECTS PRESIDENT; CHIEF OPERATING OFFICER MARK PERLBERG ASSUMES
                             POSITION OF PRESIDENT


ATLANTA, Aug 19, 2002 /PRNewswire-FirstCall via COMTEX/ -- PRG-Schultz International, Inc. (Nasdaq: PRGX), today announced that the board of directors has elected Mark C. Perlberg president and chief operating officer. Perlberg has been chief operating officer since January 2002, and will continue to report to John Cook, chief executive officer.

"I welcome Mark in his expanded role as president," said John Cook, chief executive officer of PRG-Schultz. "Mark's results-oriented management style and leadership abilities, combined with a deep understanding of our business, have been instrumental in the successful execution of our business and financial plans this year, and I look forward to him continuing to play a key role in our future success."

Perlberg, 46, joined the Company in February 2000 as president of the Company's Accounts Payable group. Since joining PRG-Schultz, Perlberg has been a driving force behind the identification and implementation of key growth strategies. His wide range of operational skills, dynamic thinking and depth of global experience have been key in both the integration of PRG and Howard Schultz and Associates and in driving the business of the combined organization forward.

Prior to joining PRG-Schultz, Perlberg managed John H. Harland's check business in 24 states, including sales, customer support and production. Before joining Harland in 1996, Perlberg served as area vice president of Western Union's largest international business, Latin America and the Caribbean. Perlberg graduated magna cum laude from both the Boston College Law School and the University of Rochester.

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

SOURCE PRG-Schultz International, Inc.

CONTACT:

     Investors - Leslie H. Kratcoski, Investor Relations,
     +1-770-779-3099, or Media - Michelle B. Duncan, Corporate Communications, +1-770-779-3295, both of PRG-Schultz International, Inc.


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